Exhibit 99.1

PRESS GANEY NAMES BREHT FEIGH NEW CHIEF FINANCIAL OFFICER

August 6, 2015, Boston, MA —  Press Ganey Holdings, Inc. (NYSE: PGND), a leading health care performance improvement organization, announced today that Breht Feigh will assume the role of Chief Financial Officer, effective August 31, 2015. He will be responsible for the company’s financial planning, reporting, tax, treasury and facilities. Feigh has more than 25 years of experience, most recently with American Dental Partners, where he held the role of Chief Financial Officer for more than a decade.

“Breht brings considerable experience working with the public markets,” said Patrick T. Ryan, CEO of Press Ganey. “I first met Breht when he was an analyst in the early 90’s and have followed him throughout his career. When the opportunity to hire Breht arose, we knew his breadth and depth of experience would be a strong addition to our talented financial group that led us through the initial public offering.”

Feigh spent the past 18 years with American Dental Partners in roles of increasing responsibility. Prior to American Dental Partners, he held positions with Robertson, Stephens & Company; ING Barings and Dean Witter Reynolds.

Feigh received a BS in Finance from Indiana University and holds an MSc from the London School of Economics.

About Press Ganey

Press Ganey Holdings (NYSE: PGND) is a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for health care organizations across the continuum of care. Celebrating 30 years of experience, Press Ganey is recognized as a pioneer and thought leader in patient experience measurement and performance improvement solutions. Our mission is to help health care organizations reduce patient suffering and improve clinical quality, safety and the patient experience. As of January 1, 2015, we served more than 22,000 health care facilities.

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Press Ganey Media Contact:

Jessica Cohen

Aria Marketing for Press Ganey

617-332-9999 x203

jcohen@ariamarketing.com

Investor Relations Contact:

Balaji Gandhi

(781) 295-0390

Balaji.Gandhi@pressganey.com